EXHIBIT 10.8

EMPLOYMENT AGREEMENT

AGREEMENTby and between Motorola, Inc. (“Motorola”), and Sanjay K. Jha (the “Executive”), dated as of the 4 th day of August 2008 (the “ Effective Date ”).

WHEREAS, the Board of Directors of Motorola (the “Motorola Board”) has determined that it is in the best interests of Motorola and its stockholders to employ the Executive as the Co-Chief Executive Officer of Motorola and the Chief Executive Officer of Motorola’s Mobile Devices Business (“ MDB ”);

WHEREAS, Motorola has announced a plan to create two independent publicly traded companies, one of which would consist of MDB (the “ Separation Event ”);

WHEREAS, it is possible that a different transaction could occur involving a sale, joint venture or other disposition of MDB as a result of which (a) MDB is not a separate publicly traded company and (b) is not at least 50% owned or controlled by Motorola or one of its subsidiaries (“ Other Transaction Event ”);

WHEREAS, for purposes of this Agreement, (a) prior to the Separation Event or an Other Transaction Event, all references to the “Company” shall mean

Motorola, (b) from and after the Separation Event, all references to the “Company” shall mean the publicly traded corporation (“ MDB Public ”) that then owns or controls MDB, whether it is the spun-off entity or the surviving entity, and (c) from and after any Other Transaction Event, all references to the “Company” shall mean the ultimate parent entity (“ MDB Other ”) of the corporation or other legal entity that then owns or controls MDB;

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “ Party ” and together the “ Parties ”) agree as follows:

1. Effective Date; Commencement Date. This Agreement shall be effective as of the Effective Date. “ Commencement Date ” shall mean the date the Executive commences employment with the Company which shall not be later than August 4, 2008.

2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Commencement Date and ending on the third anniversary thereof (the “ Initial Term ”); provided that, on the third anniversary and each anniversary of the Commencement Date thereafter, the employment period shall be extended by one year unless at least sixty (60) days prior to such anniversary, the Company or the Executive delivers a written notice (a “ Notice of Non-Renewal ”) to the other Party that the employment period shall not be extended (the Initial Term as so extended, the “ Employment Period ”).

3. Terms of Employment. (a)Position and Duties.

(i) During the Employment Period and prior to the occurrence of the Separation Event or any Other Transaction Event (the “ Motorola Service Period ”): (A) the Executive shall serve as the Chief Executive Officer of MDB and the Co-Chief Executive Officer of Motorola in the Office of the Chief Executive Officer (the “ OC ”), with such duties, responsibilities and authority as are commensurate with such positions, reporting directly to the Motorola Board, (B) (1) Motorola’s General Counsel, (2) Motorola’s Chief Financial Officer, (3) the head of Motorola’s Supply Chain, (4) the head of Motorola’s Public Affairs/Communications Department and (5) the head of Motorola’s Human Resources Department (clauses (1) through (5), the “ Dual Reporting Group ”) shall report directly to the OC; provided , however , that (x) employees of MDB shall have direct line reporting relationships to the Executive or his designees (including any applicable member of the Dual Reporting Group) and (y) employees of Motorola’s business segments other than MDB shall have direct line reporting relationships to Motorola’s other Co-Chief Executive Officer or his designees (including any applicable member of the Dual Reporting Group) (items (x) and (y), together, the “ Reporting Rules ”), (C) Motorola shall cause the Executive to be elected to the Motorola Board as of the Commencement Date, and thereafter, subject to Section 4(g), the Executive shall be nominated by Motorola to remain on the Motorola Board, (D) Executive shall devote substantially all of his business time, energies and talents to serving as Motorola’s Co-Chief Executive Officer and MDB’s Chief Executive Officer, perform his duties subject to the lawful directions of the Motorola Board, and in accordance with Motorola’s corporate governance and ethics guidelines, conflict of interests policies, code of conduct and other written policies (collectively, the “ Motorola Policies ”), (E) the Motorola Board (or such committee of the Motorola Board as the Motorola Board shall duly designate) shall resolve any disagreement between Executive and Motorola’s other Co-Chief Executive Officer, (F) in the event that Executive becomes the sole Chief Executive Officer of Motorola, (1) he shall continue to report directly to the Motorola Board, with such duties, responsibilities and authority as are commensurate with such position, (2) the Reporting Rules shall cease to apply, and (3) he shall devote substantially all of his business time, energies and talents to serving as Motorola’s Chief Executive Officer and shall perform his duties in accordance with the Motorola Policies and (G) in the event that the Separation Event or an Other Transaction Event does not occur on or prior to December 31, 2010, unless the Parties agree otherwise in writing, (1) Executive’s employment with the Company shall terminate, (2) such termination shall be treated as a termination without Cause and (3) the other Co-Chief Executive Officer shall become the sole Chief Executive Officer.

(ii) During the Employment Period and following the Separation Event (the “MDB Public Service Period ”), the Executive shall serve as the Chief Executive Officer of MDB Public, with such duties, responsibilities and authority as are commensurate with the position of chief executive officer of a company similar to the size and type of MDB Public (as it may evolve over time), reporting directly to the Board of Directors of MDB Public (the “ MDB Public Board ”). During the MDB Public Service Period, subject to applicable law and regulation, (A) the Executive shall be appointed to the MDB Public Board simultaneously with the appointment of “outside directors” to the MDB Public Board, and (B) thereafter during the MDB Public Service Period, subject to Section 4(g), the Executive shall be nominated by MDB Public to remain on the MDB Public Board. During the MDB Public Service Period, Executive shall devote substantially all of his business time, energies and talents to serving as MDB Public’s Chief Executive Officer and perform his duties subject to the lawful directions of the MDB Public Board and in accordance with MDB Public’s corporate governance and ethics guidelines, conflict of interests policies, code of conduct and other written policies (collectively, the “ MDB Public Policies ”).

(iii) During the Employment Period and following an Other Transaction Event (the “MDB Other Service Period ”), the Executive shall serve as the Chief Executive Officer of MDB Other, with such duties, responsibilities and authority as are commensurate with the position of chief executive officer of a company similar to the size and type of MDB Other (as it may evolve over time), reporting directly to the Board of Directors of MDB Other (the “ MDB Other Board ”). In addition, during the MDB Other Service Period, (A) MDB Other shall cause the Executive to be elected to the MDB Other Board as soon as reasonably practicable following the completion of an Other Transaction Event, and (B) thereafter during the MDB Other Service Period, subject to Section 4(g), the Executive shall be nominated by MDB Other to remain on the MDB Other Board, and shall perform his duties as a director of MDB Other. During the MDB Other Service Period, Executive shall devote substantially all of his business time, energies and talents to serving as MDB Other’s Chief Executive Officer and perform his duties subject to the lawful directions of the MDB Other Board and in accordance with MDB Other’s corporate governance and ethics guidelines, conflict of interests policies, code of conduct and other written policies (collectively, the “ MDB Other Policies ”).

(iv) The Executive’s principal location of employment shall be at the principal headquarters of MDB; provided , that the Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement.

(v) During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 7, to (A) serve on civic or charitable boards or committees and, with the consent of the Company Board (as defined below) (such consent not to be unreasonably withheld or denied), no more than one corporate board unrelated to the Company, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities (individually or in the aggregate) do not significantly interfere with the performance of the Executive’s responsibilities as set forth in this Section 3(a) or the Executive’s fiduciary duties to the Company. For purposes of this Agreement, “ Company Board ” shall mean (x) the Motorola Board prior to the occurrence of the Separation Event or an Other Transaction Event, (y) the MDB Public Board on and after the occurrence of the Separation Event and (z) the MDB Other Board on and after the occurrence of an Other Transaction Event.

(b)Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (“ Annual Base Salary ”) of not less than $1,200,000, payable pursuant to the Company’s normal payroll practices. During the Employment Period, the current Annual Base Salary shall be reviewed for increase only at such time as the salaries of senior officers of the Company are reviewed generally; provided that the Executive’s first such review shall occur no earlier than calendar year 2009.

(ii) Annual Bonus. For each fiscal year completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“ Annual Bonus ”) based upon performance targets that are established by the Company Committee (as defined below); provided , however , that the Executive’s target Annual Bonus (the “ Target Bonus ”) shall be not less than 200% of his Annual Base Salary, subject to pro ration for any partial year; provided , further , however , that with respect to fiscal year 2008, Executive’s Annual Bonus shall be $2,400,000 and shall not be subject to pro ration and with respect to fiscal year 2009, Executive shall be entitled to a minimum Annual Bonus of $1,200,000. To the extent earned and payable, the Annual Bonus shall be paid in the calendar year following the calendar year in which such bonus is earned. For purposes of this Agreement, “Company Committee ” shall mean (x) the Compensation and Leadership Committee of the Motorola Board prior to the occurrence of the Separation Event or an Other Transaction Event, (y) the Compensation and Leadership Committee (or committee performing similar functions) of the MDB Public Board on and after the occurrence of the Separation Event and (z) the Compensation and Leadership Committee (or committee performing similar functions) of the MDB Other Board on and after the occurrence of an Other Transaction Event.

(iii)Equity Awards.

(A)Generally. As determined by the Company Committee, the Executive shall be eligible for grants of equity compensation awards under the Company’s long term incentive compensation arrangements in accordance with the Company’s policies, as in effect from time to time at levels commensurate with other senior executives of the Company (with due regard for his position); provided , however , that the Company shall have no obligation to grant any additional equity compensation awards under this Agreement (other than the awards specifically contemplated by this Agreement) until at least twelve months following the Separation Event.

(B)Make-Whole Restricted Stock Units. On the Commencement Date, the Executive shall be granted an award of 2,304,653 restricted stock units corresponding to shares of common stock of Motorola (the “ Motorola Common Stock ”) (the “ Make-Whole Restricted Stock Units ”). The Make-Whole Restricted Stock Units shall vest in equal annual installments on July 31, 2009, July 31, 2010 and July 31, 2011, subject, in each case, to Executive’s continued employment with the Company through the applicable vesting date. Except as specifically provided herein, the terms and conditions of the Make-Whole Restricted Stock Units shall be subject to the terms of Motorola’s Omnibus Incentive Plan of 2006 (the “ Motorola Omnibus Plan ”) and the award agreement evidencing the grant of the Make-Whole Restricted Stock Units, a copy of the form of which is attached as Exhibit A to this Agreement.

(C)Make-Whole Stock Option. On the Commencement Date, the Executive shall be granted an option (the “ Make-Whole Stock Option ”) to purchase 10,211,226 shares of Motorola Common Stock. The Make-Whole Stock Option shall have a per share exercise price equal to the closing price of a share of Motorola Common Stock on the date of grant as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com (the “ Fair Market Value ”), a ten-year term and a vesting schedule such that the Make-Whole Stock Option will become exercisable in equal annual installments on July 31, 2009, July 31, 2010 and July 31, 2011; provided that the Executive remains in the employ of the Company through each such vesting date. Except as specifically provided herein, the terms and conditions of the Make-Whole Stock Option shall be subject to the terms of the Motorola Omnibus Plan, the award agreement evidencing the grant of the Make-Whole Stock Option, a copy of the form of which is attached as Exhibit B to this Agreement and the related stock option consideration agreement, a copy of the form of which is attached as Exhibit C to this Agreement.

(D)Inducement Restricted Stock Units. On the Commencement Date, the Executive shall be granted an award of 1,362,769 restricted stock units corresponding to shares of Motorola Common Stock (the “ Inducement Restricted

Stock Units”). The Inducement Restricted Stock Units shall vest in equal annual installments on July 31, 2009, July 31, 2010 and July 31, 2011, subject to Executive’s continued employment with the Company through each such vesting date. Except as specifically provided herein, the terms and conditions of the Inducement Restricted Stock Units shall be subject to the terms of the Motorola Omnibus Plan and the award agreement evidencing the grant of the Inducement Restricted Stock Units, a copy of the form of which is attached as Exhibit A to this Agreement.

(E)Inducement Stock Option. On the Commencement Date, the Executive shall be granted an option (the “Inducement Stock Option ”) to purchase 6,383,658 shares of Motorola Common Stock. The Inducement Stock Option shall have a per share exercise price equal to the Fair Market Value, a ten-year term and a vesting schedule such that the Inducement Stock Option shall become exercisable in equal annual installments on July 31, 2009, July 31, 2010 and July 31, 2011; provided that the Executive remains in the employ of the Company through each such vesting date. Except as specifically provided herein, the terms and conditions of the Inducement Stock Option shall be subject to the terms of the Motorola Omnibus Plan, the award agreement evidencing the grant of the Inducement Stock Option, a copy of the form of which is attached as Exhibit B to this Agreement and the related stock option consideration agreement, a copy of the form of which is attached as Exhibit C to this Agreement.

(F)Registration. With respect to equity grants under this Agreement made pursuant to the New York Stock Exchange inducement grant exception, the Company will use its commercially reasonable best efforts to register all shares covered by such grants as soon as administratively practicable following the applicable grant date.

(G)Equity Treatment in the Event of the Separation Event. Upon the occurrence of the Separation Event, all of Executive’s outstanding equity awards that relate to Motorola Common Stock will be adjusted to take into account the Separation Event such that following the Separation Event such awards relate solely to shares of common stock of MDB Public (“ MDB Public Common Stock ”), such adjustment to be made based on the methodology determined by the Motorola Board in accordance with the terms of the Motorola Omnibus Plan and applicable legal requirements, including compliance with Section 409A of the Internal Code of 1986, as amended (the “ Code ”) and the regulations thereunder (“ Section 409A ”); it being understood that if equity awards that relate to Motorola Common Stock held by other MDB executive officers are generally adjusted into awards that relate solely to MDB Public Common Stock, the adjustment methodology applicable to Executive shall be no less favorable than the adjustment methodology applicable to such other MDB executive officers; provided that such requirement shall apply solely with respect to the applicable type of equity ( e.g. , options or restricted stock units) with respect to which any such adjustment methodology applies.

(H)Certain Change of Control Transactions. In the event of a Change of Control of Motorola or an Other Transaction Event (subject to the limitation that Executive’s Motorola stock options shall not (without Executive’s consent) be “cashed out” in connection with an Other Transaction Event occurring prior to October 31, 2010), if Executive’s Motorola equity awards are not “cashed out” in connection with such transaction or are not converted into (or remain) awards with respect to shares that are traded on a national or international securities exchange, then, subject to consummation of such transaction: (1) each of Executive’s outstanding vested (and unexercised) and unvested Motorola stock options shall be cancelled in consideration of a lump-sum payment (less applicable withholdings) equal to the product of (x) the difference, if any, between the closing price of a share of Motorola Common Stock on the last trading day prior to the completion of such transaction (as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com), and the per share exercise price of such Motorola stock option, and (y) the number of shares of Motorola Common Stock subject to such stock option, such payment to be made as soon as reasonably practicable (but in no event more than ten (10) days) following completion of such transaction; provided , however , that if an Other Transaction Event occurs prior to October 31, 2010, Executive’s unvested Motorola stock options shall immediately vest and thereafter Executive’s vested Motorola stock options shall remain outstanding and exercisable for two years following the Other Transaction Event (and thereafter shall be forfeited), notwithstanding any termination of Executive’s employment hereunder upon or following such Other Transaction Event, and (2) each of Executive’s Motorola restricted stock units shall be converted into the right to receive a cash payment (subject to the immediately following sentence), less applicable withholdings, equal to the closing price of a share of Motorola Common Stock on the last trading day prior to the completion of such transaction (as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com) (each, an “ RSU Cash-Out Payment ”), it being understood that in no event shall Executive’s Motorola restricted stock units be “cashed out” in connection with a Change of Control of Motorola or an Other Transaction Event unless such Change of Control of Motorola or Other Transaction Event constitutes a “change in control event” within the meaning of Section 409A for the Executive and such cash-out is permitted under Section 409A. The RSU Cash-Out Payment will vest and be paid out in installments on the same vesting dates that applied to each Motorola restricted stock unit underlying the RSU Cash-Out Payment immediately prior to the Change of Control of Motorola or Other Transaction Event, subject to the Executive’s continued employment through the applicable vesting dates and other applicable terms and conditions, including but not limited to those relating to Executive’s termination of employment with the Company. Each RSU Cash-Out Payment shall bear interest from the date of the Change of Control of Motorola or Other Transaction Event until the date of payment at a rate equal to the average of the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code and the prime rate as published in the Wall Street Journal (the “ Blended Rate ”), each such rate as in effect on the last business day prior to completion of the Change of Control of Motorola or Other Transaction Event.

(I)MDB Public Stock Option. If Executive has not become entitled to the Additional Payment (as defined below), subject to (1) the occurrence of the Separation Event and (2) Executive’s employment with MDB Public on the date of the occurrence of the Separation Event, as soon as reasonably practicable following the occurrence of the Separation Event, MDB Public will grant to the Executive an option (the “ MDB Public Stock Option ”) to purchase a number of shares of MDB Public Common Stock (rounded to the nearest whole share) calculated in accordance with Exhibit D . The MDB Public Stock Option shall have a per share exercise price equal to the closing price of a share of MDB Public Common Stock on the date of grant as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com, a ten-year term and a vesting schedule such that the MDB Stock Option will become exercisable as set forth below; provided that the Executive remains in the employ of the Company through each such vesting date:

Vesting Date	Percentage of MDB Public Stock Option that Vests

The later to occur of (x) the Milestone Date and (y) the one year anniversary of the grant date.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) the two year anniversary of the grant date.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) the three year anniversary of the grant date.	Remainder

For purposes of this Agreement, “Milestone Date” shall mean the date on which the average closing price of MDB Public Common Stock for any fifteen consecutive trading days is 110% or greater than the average closing price of MDB Public Common Stock for the first fifteen trading days following the Separation Event (including the closing price of MDB Public Common Stock on the date of the Separation Event if the stock trades on that date). Except as specifically provided herein, the terms and conditions of the MDB Public Stock Option shall be subject to the terms of MDB Public’s equity plan and the award agreement evidencing the grant of the MDB Public Stock Option; provided that the terms of the MDB Public Stock Option to the extent not otherwise specifically provided for in this Agreement shall be no less favorable to Executive than the terms applicable to the Make-Whole Stock Option (other than with respect to “clawback” and “recoupment” provisions which the MDB Public Stock Option shall be subject to on a basis no less favorable to Executive than the provisions set forth in Sections 2 and 3 of the stock option consideration agreement, a copy of the form of which is attached as Exhibit C to this Agreement). Executive acknowledges that (1) he shall not be entitled to the grant of the MDB Public Stock Option unless and until the Separation Event occurs and subject to Executive’s employment with MDB Public on the date of the occurrence of the Separation Event and (2) he shall not be entitled to the grant of the MDB Public Stock Option if he has become entitled to the Additional Payment. For purposes of this paragraph (I), closing prices of MDB Public Common Stock will be as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com.

(J)MDB Public Restricted Shares. If Executive has not become entitled to the Additional Payment, subject to (1) the occurrence of the Separation Event and (2) Executive’s employment with MDB Public on the date of the occurrence of the Separation Event, as soon as reasonably practicable following the occurrence of the Separation Event, MDB Public will grant to the Executive a number of shares of restricted MDB Public Common Stock (the “ MDB Public Restricted Shares ”) calculated in accordance with Exhibit E . The MDB Public Restricted Shares will become exercisable as set forth below; provided that the Executive remains in the employ of the Company through each such vesting date:

Vesting Date	Percentage of MDB Public Restricted Shares that Vest

The later to occur of (x) the Milestone Date and (y) the one year anniversary of the grant date.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) the two year anniversary of the grant date.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) the three year anniversary of the grant date.	Remainder

Except as specifically provided herein, the terms and conditions of the MDB Public Restricted Shares shall be subject to the terms of MDB Public’s equity plan and the award agreement evidencing the grant of the MDB Public Restricted Shares; provided that the terms of the MDB Public Restricted Shares to the extent not otherwise specifically provided for in this Agreement shall be no less favorable to Executive than the terms applicable to the Make-Whole Restricted Stock Units (other than with respect to “clawback” and “recoupment” provisions which the MDB Public Restricted Shares shall be subject to on a basis no less favorable to Executive than the provisions set forth in Sections 2(c) and (d) of the form of award agreement attached as Exhibit A to this Agreement), with appropriate adjustments to take into account the fact that the MDB Public Restricted Shares are restricted stock rather than restricted stock units. Executive acknowledges that (1) he shall not be entitled to the grant of the MDB Public Restricted Shares unless and until the Separation Event occurs and subject to Executive’s employment with MDB Public on the date of the occurrence of the Separation Event and (2) he shall not be entitled to the grant of the MDB Public Restricted Shares if he has become entitled to the Additional Payment. For purposes of this paragraph (J), closing prices of MDB Public Common Stock will be as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com.

(iv)Other Benefits. During the Employment Period, the Executive shall be eligible for participation in the welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally; provided , that this Agreement alone shall govern Executive’s rights to severance payments or benefits to be received upon a termination of Executive’s employment. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, Executive shall not participate in the Motorola, Inc. Senior Officer Change in Control Severance Plan, as amended from time to time, and Executive shall not participate in any Motorola Long-Range Incentive Plan.

(v)Expenses. During the Employment Period, the Executive shall be eligible for prompt reimbursement of business expenses reasonably incurred by the Executive in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally. All taxable payments and reimbursements related to business expenses paid pursuant to this Section 3(b)(v), shall be paid in accordance with Section 14(c) hereof.

(vi)Vacation. During the Employment Period, the Executive shall be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally but no less than four weeks per year.

(vii)Relocation. Executive shall maintain a residence in the greater Chicago, Illinois area following the Commencement Date, and thereafter, during the Employment Period. In connection with the Executive’s commencement of employment with Motorola and the Executive’s relocation to Illinois from California, Motorola will reimburse the Executive in accordance with Motorola’s relocation policy (without regard to the limitations contained therein with respect to reimbursable amounts thereunder) for all of the normal, customary and documented relocation expenses the Executive incurs (including full tax gross-up so the Executive shall have no after-tax cost); provided , that Executive shall not be entitled to any loans available under Motorola’s relocation policy. Relocation expenses shall include without limitation temporary housing through the earlier of (A) the date on which the Separation Event occurs and (B) October 31, 2010, and coverage for any loss on the sale of his current home in San Diego, California. Any tax gross-up payment pursuant to the immediately preceding sentence shall be made promptly, but in any event no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

(viii)Additional Payment. Subject to Executive’s continued employment with the Company through October 31, 2010, if (A) the Separation Event has not occurred on or prior to October 31, 2010 or (B) the Company consummates an Other Transaction Event on or prior to October 31, 2010, the Company shall pay to Executive $30 million (the “ Additional Payment ”) on November 15, 2010, to the extent not theretofore paid.

(ix)The Company shall provide to Executive use of the Company’s aircraft for security purposes for business and personal travel and Executive shall be entitled to a tax gross-up with respect to income tax (if any) attributable to the difference between (A) the imputed income actually imputed to Executive as a result of such personal usage absent a qualifying security analysis and individualized security plan approved by the Company Board and (B) the imputed income that would have been imputed to Executive as a result of such personal usage if the Company had in effect a qualifying security analysis and individualized security plan approved by the Company Board. Any tax gross-up payment pursuant to the immediately preceding sentence shall be made promptly, but in any event no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

(c)Other Entities. As used in this Agreement, the term “affiliate” shall include any entity controlled by, controlling, or under common control with the Company. The Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, so long as such service is covered by Sections 11 and 12 hereof (collectively, the Company and such entities, the “ Affiliated Group ”), as determined by the Company Board.

4.Termination of Employment. (a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “ Disability Effective Date ”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties. For purposes of this Agreement, “ Disability ” shall mean the Executive having not performed his duties with the Company on a full-time basis for 180 consecutive or intermittent days in any one-year period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of such term under Section 409A, the Executive shall on such date automatically be terminated from employment because of Disability.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “ Cause ” shall mean:

(i) the Executive’s willful and continued failure to substantially perform his duties under this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least 30 days following delivery to the Executive of a written demand for substantial performance specifying the manner in which the Executive has willfully and continuously failed to substantially perform;

(ii) the Executive’s willful engagement in any malfeasance, dishonesty, fraud or gross misconduct that is intended to or does result in a material detrimental effect on the Company’s reputation or business;

(iii) the Executive’s indictment for, or plea of guilty or nolo contendere to a felony in the United States or outside the United States (excluding cases based solely on Executive’s vicarious liability for the conduct of the Company or others), which, regardless of where such felony occurs, has had or will have a detrimental effect on the Company’s reputation or business or the Executive’s reputation; or

(iv) the Executive’s material breach of Section 7 or Section 13 of this Agreement.

A termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company Board (not including the Executive) at a meeting of the Company Board called and held for such purpose (after at least ten days’ written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Company Board), finding that, in the good faith opinion of the Company Board, the Executive is guilty of the conduct described in one or more of the clauses of Section 4(b) above, and specifying the particulars thereof in detail. Notwithstanding the foregoing, if the Executive challenges a termination of employment for Cause under this Section 4(b) in a court of competent jurisdiction, the Company Board’s decision shall be reviewed “de novo” by the court and no deference shall be given towards such decision.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason (including Safe Harbor Good Reason, as defined below) if (x) an event or circumstance set forth in the clauses of this Section 4(c) below (or in the definition of Safe Harbor Good Reason) shall have occurred and the Executive provides the Company with written notice thereof within 45 days (5 days in the case of clause (vii) below) after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason (or Safe Harbor Good Reason), (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns effective within 90 days after the date of delivery of the notice referred to in clause (x) above. For purposes of this Agreement, “ Good Reason ” shall mean, in the absence of the Executive’s written consent (and except in consequence of a prior termination of the Executive’s employment), the occurrence of any of the following:

(i) a material reduction by the Company in the Executive’s Annual Base Salary or a material reduction in the Executive’s aggregate annual cash compensation opportunity, which for this purpose shall include, without limitation, Annual Base Salary and target bonus opportunities;

(ii) a material reduction in the aggregate level of employee benefits made available to the Executive under this Agreement, unless, prior to a Change of Control, such reduction is applicable to senior executives of the Company generally;

(iii) any diminution in the Executive’s title or a material diminution in the Executive’s position, authority, duties or responsibilities (other than as required by applicable law or regulation or as a result of the Executive’s physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities as confirmed by a doctor reasonably acceptable to the Executive or his representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the Executive’s ability to materially perform his duties or responsibilities);

(iv) the failure to appoint, elect or reelect the Executive to the Company Board or removal of the Executive from the Company Board (other than pursuant to a termination of Executive’s employment for death, Disability or Cause);

(v) a material change in the Executive’s reporting relationship that is inconsistent with the terms of this Agreement;

(vi) the Company requiring the Executive’s principal location of employment to be at any office or location more than 50 miles from Libertyville, Illinois (other than to the extent agreed to or requested by the Executive in writing);

(vii) the Separation Event or an Other Transaction Event has not occurred on or prior to October 31, 2010;

(viii) the failure of a successor of MDB to assume this Agreement in writing and to deliver such assumption to the Executive; or

(ix) any other action or inaction that constitutes a material breach by the Company of this Agreement.

For purposes of this Agreement “Safe Harbor Good Reason” means, unless otherwise agreed to in writing by the Executive (and except in consequence of a prior termination of the Executive’s employment), (A) a material diminution in Executive’s Base Salary; (B) a material diminution in Executive’s authority, duties, or responsibilities, (C) a requirement that Executive report to a corporate officer or employee of the Company instead of reporting directly to the Company Board, (D) a material change in the geographic location at which Executive must perform the services or (E) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(d) Voluntary Termination. The Executive may voluntarily terminate his employment without Good Reason (other than due to death, Disability or retirement) on written notice to the Company, and such termination shall not be deemed to be a breach of this Agreement.

(e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a “ Notice of Termination ” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or if the Executive voluntarily resigns without Good Reason, the date on which the terminating Party notifies the other Party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date, it elects in writing, between the date of the notice and the proposed date of termination specified in the notice, (iii) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, (iv) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date, or (v) if the Executive’s employment is terminated by the Executive or the Company as a result of a Notice of Non-Renewal, the end of the applicable Employment Period.

(g) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Company Board, the Executive shall immediately resign as of the Date of Termination from all positions that he holds with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, the Company Board and all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

5.Obligations of the Company upon Termination. (a)Good Reason orOther than for Cause Outside of the Change of Control Protection Period . If, during the Employment Period (other than during the Change of Control Protection Period (as defined below)), (x) the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or (y) the Executive shall terminate employment for Good Reason:

(i)the Company shall pay to the Executive in a lump sum in cash within 60 days (except as specifically provided in Section 5(a)(i)(A)(3) and Section 5(a)(i)(C)) after the Date of Termination the aggregate of the following amounts:

(A)the sum of (1) the Executive’s Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(v) but have not been reimbursed by the Company as of the Date of Termination, and (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if the relevant measurement period has concluded as of the Date of Termination but the bonus has not been paid as of the Date of Termination (payable at the time such Annual Bonus would otherwise have been paid); and

(B)the amount equal to the product of (1) two and (2) the sum of (x) Executive’s Annual Base Salary and (y) the Target Bonus for the year of termination; and

(C)a pro-rata Annual Bonus based on actual performance during the year in which termination has occurred and based on the number of days of employment during such year relative to 365 days (payable at the time such Annual Bonus would otherwise have been paid); and

(D)if (1) the Separation Event has not yet occurred, (2) Executive’s Date of Termination is on or prior to October 31, 2010 and (3) (x) the Company has terminated Executive without Cause or (y) Executive has terminated employment for Safe Harbor Good Reason, the Additional Payment, to the extent not theretofore paid; and

(ii)for two years after the Executive’s Date of Termination, the Company shall continue medical benefits to the Executive and, if applicable, the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided , however , that the Executive continues to make all required contributions; provided , further , however , that, the medical benefits provided during such period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided , further , however , that, if the Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health benefits under another employer-provided plan, the health benefits described herein shall no longer be provided by the Company; and

(iii)(A) the Make-Whole Restricted Stock Units (including RSU Cash-Out Payments in respect of the Make-Whole Restricted Stock Units), the Make-Whole

Stock Option, the Inducement Restricted Stock Units (including RSU Cash-Out Payments in respect of the Inducement Restricted Stock Units) and the Inducement Stock Options immediately shall vest, (B) for two years after the Executive’s Date of Termination, all other outstanding equity-based awards granted to the Executive on or after the Effective Date (including RSU Cash-Out Payments in respect of Motorola restricted stock units granted to the Executive prior to the Separation Event or an Other Transaction Event, but excluding MDB Public Restricted Shares) shall continue to vest and, with respect to stock options and other awards that are not immediately exercisable, become exercisable pursuant to their respective terms on the applicable scheduled vesting dates, so long as the Executive complies with the provisions of Section 7 of this Agreement and any other applicable provisions of the applicable award agreement and the applicable incentive plan, including satisfaction of applicable performance goals, but excluding any continued service requirements; all such awards shall remain exercisable by the Executive following vesting until the earlier of (I) eighteen months following the later to occur of (x) the applicable vesting date of such award or (y) the Executive’s Date of Termination or (II) the expiration of the scheduled term of such award, as applicable; (C) if the MDB Public Restricted Shares are granted and outstanding, and (1) the Company has terminated Executive without Cause or (2) Executive has terminated employment for Safe Harbor Good Reason, for two years after the Executive’s Date of Termination, all MDB Public Restricted Shares shall continue to vest in accordance with their terms, so long as the Executive complies with the provisions of Section 7 of this Agreement and any other applicable provisions of the applicable award agreement and the applicable incentive plan, including satisfaction of applicable performance goals, but excluding any continued service requirements; provided , however , that a number of MDB Public Restricted Shares shall vest proportionately upon such termination solely to the extent necessary to satisfy any tax payable by Executive under the Federal Insurance Contributions Act (the “ FICA Amount ”) and applicable income tax on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes as a result of treatment of the MDB Public Restricted Shares upon such termination; and (D) all other equity awards shall be forfeited; and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Company and its affiliates (such amounts and benefits, the “ Other Benefits ”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.

Except with respect to payments and benefits under Sections 5(a)(i)(A)(1), 5(a)(i)(A)(2) and 5(a)(iv), all payments and benefits to be provided under this Section 5(a) shall be subject to the Executive’s execution and non-revocation of a release substantially in the form attached hereto as Exhibit F . Any amounts due under this Section 5(a) which are conditioned on the foregoing release shall not be paid prior to the sixtieth (60th) day after the Date of Termination notwithstanding when the release is executed and delivered (but in all cases subject to the execution, delivery and non-revocation of the release) and any amounts otherwise due prior thereto shall be paid on such sixtieth (60th) day (but in all cases subject to the execution, delivery and non-revocation of the release). Notwithstanding the immediately preceding sentence or Section 5(a)(i), in the event that the Executive is a “specified employee” within the meaning of Section 409A (a “ Specified Employee ”), amounts that are non-qualified deferred compensation under Section 409A that would otherwise be payable, restricted stock units that would otherwise have been settled, RSU Cash-Out Payments that would otherwise have been made and benefits that would otherwise be provided under Section 5(a)(i) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the Blended Rate based on the rates in effect on the Date of Termination (“ Interest ”), or settled, or made, or provided, on the first business day after the earlier of the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A and the date of the Executive’s death (the “ Delayed Payment Date ”). Delivery by the Company of a Notice of Non-Renewal shall constitute a termination of Executive’s employment without Cause effective at the end of the then current Employment Period.

(b)Good Reason or Other than for Cause During the Change of ControlProtection Period. If, during the Employment Period and during the Change of Control Protection Period (as defined below), (x) the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or (y) the Executive shall terminate employment for Good Reason:

(i)the Company shall pay to the Executive in a lump sum in cash within 60 days (except as specifically provided in Section 5(b)(i)(A)(3) and Section 5(b)(i)(C)) after the Date of Termination the aggregate of the following amounts:

(A)the sum of (1) the Executive’s Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(v) but have not been reimbursed by the Company as of the Date of Termination, and (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if the relevant measurement period has concluded as of the Date of Termination but the bonus has not been paid as of the Date of Termination (payable at the time such Annual Bonus would otherwise have been paid); and

(B)the amount equal to the product of (1) three and (2) the sum of (x) Executive’s Annual Base Salary and (y) the Target Bonus for the year of termination; and

(C)a pro-rata Annual Bonus based on actual performance during the year in which termination has occurred and based on the number of days of employment during such year relative to 365 days (payable at the time such Annual Bonus would otherwise have been paid); and

(D)if (1) the Separation Event has not yet occurred, (2) Executive’s Date of Termination is on or prior to October 31, 2010 and (3) (x) the Company has terminated Executive without Cause or (y) Executive has terminated employment for Safe Harbor Good Reason, the Additional Payment, to the extent not theretofore paid; and

(ii)for three years after the Executive’s Date of Termination, the Company shall continue medical benefits to the Executive and, if applicable, the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided , however , that the Executive continues to make all required contributions; provided , further , however , that, the medical benefits provided during such period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided , further , however , that, if the Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health benefits under another employer-provided plan, the health benefits described herein shall no longer be provided by the Company;

(iii) (A) all outstanding equity-based awards of the Company granted to the Executive on or after the Commencement Date (including RSU Cash-Out Payments in respect of Motorola restricted stock units granted to the Executive prior to the Separation Event, but excluding MDB Restricted Shares) shall become immediately vested and exercisable (any such awards with respect to which the number of shares underlying the award depends upon performance shall vest at target unless the measurement period for such awards has ended on or prior to the Date of Termination, in which case such awards shall vest based on actual results; provided , however , that the MDB Public Stock Option, to the extent then granted and outstanding, shall vest without regard to the occurrence of the Milestone Date or any other vesting conditions); vested stock options shall remain exercisable by the Executive following vesting until the earlier of (1) eighteen months following the Date of Termination and (2) the expiration of the scheduled term of such award, as applicable; and (B) if the MDB Public Restricted Shares are granted and outstanding and (1) the Company has terminated Executive without Cause or (2) Executive has terminated employment for Safe Harbor Good Reason, all MDB Public Restricted Shares shall become immediately vested without regard to the occurrence of the Milestone Date or any other vesting conditions;

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive the Other Benefits in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.

Except with respect to payments and benefits under Sections 5(b)(i)(A)(1), 5(b)(i)(A)(2) and 5(b)(iv), all payments and benefits to be provided under this Section 5(b) shall be subject to the Executive’s execution and non-revocation of a release substantially in the form attached hereto as Exhibit F . Any amounts due under this Section 5(b) which are conditioned on the foregoing release shall not be paid prior to the sixtieth (60th) day after the Date of Termination notwithstanding when the release is executed and delivered (but in all cases subject to the execution, delivery and non-revocation of the release) and any amounts otherwise due prior thereto shall be paid on such sixtieth (60th) day (but in all cases subject to the execution, delivery and non-revocation of the release). Notwithstanding the immediately preceding sentence or Section 5(b)(i), in the event that the Executive is a Specified Employee, amounts that are non-qualified deferred compensation under Section 409A that would otherwise be payable, restricted stock units that would otherwise have been settled, RSU Cash-Out Payments that would otherwise have been made and benefits that would otherwise be provided under Section 5(b)(i) during the six-month period immediately following the Date of Termination shall instead be paid, with Interest, settled, or made or provided on the Delayed Payment Date. Delivery by the Company of a Notice of Non-Renewal shall constitute a termination of Executive’s employment without Cause effective at the end of the then current Employment Period.

(c) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, or the Executive’s employment terminates by reason of the Executive providing to the Company a Notice of Non-Renewal, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1) and (2) of Section 5(a)(i)(A) above, and the timely payment or provision of the Other Benefits, in each case to the extent theretofore unpaid. For the avoidance of doubt, (i) upon a termination of Executive’s employment for Cause, Executive immediately shall forfeit all Company equity awards (including RSU Cash-Out Payments) and (ii) upon a termination of Executive’s employment by the Executive pursuant to this Section 5(c), Executive immediately shall forfeit all unvested Company equity awards (including RSU Cash-Out Payments); pursuant to this clause (ii), vested stock options shall remain exercisable until the earlier of (A) 180 days following the Date of Termination and (B) the expiration of the scheduled term of such stock options, as applicable, immediately following which time any such unexercised stock options shall be cancelled.

(d) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) the obligation to pay or provide to the Executive’s beneficiaries an amount equal to the amount set forth in clauses (1), (2) and (3) of Section 5(a)(i)(A) above, and (ii) the vesting of each stock option, restricted share, restricted stock unit award, and RSU Cash-Out Payment that is outstanding as of the Date of Termination (any such awards with respect to which the number of shares underlying the award depends upon performance shall vest at target unless the measurement period for such awards has ended on or prior to the Date of Termination, in which case such awards shall vest based on actual results) and continued exercisability of each stock option by the Executive’s beneficiaries until the earlier of (A) one year after the Date of Termination or (B) the end of the scheduled term of such option (the “ Stock Benefits ”).

(e) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than (i) the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2) and (3) of Section 5(a)(i)(A) above, (ii) the provision of the Stock Benefits, and (iii) the timely payment or provision of Other Benefits, including any applicable disability benefits. In the event that the Executive is a Specified Employee, the settlement of any restricted stock units or payment of any RSU Cash-Out Payments that would otherwise have been settled or made during the six-month period immediately following the Date of Termination shall instead be settled or made on the Delayed Payment Date.

(f) Certain Definitions.

(i) “Change of Control” means (A) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company; and, for purposes of this Agreement, no Change of Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing), or (B) there shall be consummated (1) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of the Company’s common stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holders of the Company’s common stock, directly or indirectly, have at least a 65% ownership interest, or (C) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (D) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Company Board), contested election or substantial stock accumulation (a “ Control Transaction ”), the members of the Company Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Company Board or (E) the consummation of an Other Transaction Event. For the avoidance of doubt, the Separation Event shall not constitute a Change of Control.

(ii) “Change of Control Protection Period” means the period beginning upon the occurrence of a Change of Control through and until the two-year anniversary of the occurrence of the Change of Control.

(g) Contemplation. If, at a time outside of the Change of Control Protection Period, the Company terminates the Executive’s employment other than for Cause, death or Disability, or the Executive terminates employment for Good Reason, Section 5(a) shall apply; provided that if (i) within six (6) months after the Date of Termination a Change of Control occurs and (ii) it is reasonably demonstrated by the Executive that such termination of employment (including a termination of employment by Executive for Good Reason) arose in connection with, or in anticipation of a Change of Control, the amounts due under Section 5(a) shall remain due in the form and at the time specified therein and, in addition to such amounts, upon the Change of Control, the Executive shall also receive a payment equal to the sum of his Annual Base Salary and Target Bonus as in effect on the Date of Termination, Section 5(b)(ii) shall apply in lieu of Section 5(a)(ii) and Section 5(b)(iii) shall apply in lieu of Sections 5(a)(iii). The equity awards that would otherwise have been forfeited upon the termination of employment shall not be forfeited until it is determined if a Change of Control occurs within six (6) months thereafter; provided , however , that no such awards shall be exercisable or settled during such six (6) month period and all such awards immediately shall be forfeited on the six (6) month anniversary of the Date of Termination if clauses (i) and (ii) of this Section 5(g) are not satisfied).

(h) Change of Control Equity Vesting. To the extent any Company equity-based awards generally vest for executive officers of the Company upon a Change of Control, the Executive’s Company equity-based awards shall also vest.

6. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment. In addition, the Company’s obligation to make any severance payment provided for herein shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or its Affiliates under this Agreement or otherwise. To the extent permitted by applicable law, the Company shall pay directly to the Executive all reasonable legal fees and expenses reasonably incurred by the Executive in connection with the negotiation and preparation of this Agreement, and the Company shall promptly reimburse the Executive for all legal costs and expenses reasonably incurred (and documented in invoices) in connection with any dispute under this Agreement; provided , however , that Executive shall be obligated to repay any such reimbursements unless the Executive prevails in such dispute on at least one material issue. In order to comply with Section 409A, in no event shall the payments by the Company under this Section 6 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided , that the Executive shall not be entitled to reimbursement unless he has submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. In addition, the Company shall indemnify and hold the Executive, harmless on an after-tax basis, for any income tax, and all other applicable taxes imposed as a result of the Company’s payment of any legal fees contemplated herein in connection with the preparation and negotiation of this Agreement. Any tax gross-up payment pursuant to the immediately preceding sentence shall be made by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

7. Covenants. For purposes of this Section 7, Motorola shall mean Motorola and its subsidiaries, MDB Public shall mean MDB Public and its subsidiaries, and MDB Other shall mean MDB Other and its subsidiaries. For purposes of this Section 7, “subsidiary” of Motorola, MDB Public or MDB Other, as applicable, means any corporation or other entity in which Motorola, MDB Public or MDB Other, as applicable, holds, directly or indirectly, a 50 percent or greater interest (economic or voting). For purposes of this Section 7, “ Applicable Service Period ” shall mean the Motorola Service Period, the MDB Public Service Period or the MDB Other Service Period, as applicable.

(a) Confidential Information. During the Motorola Service Period and thereafter, Executive shall not use or disclose any Motorola Confidential Information, except on behalf of Motorola in furtherance of the Executive’s good faith performance of his duties during the Motorola Service Period and with due regard to Executive’s fiduciary duties to Motorola. During the MDB Public Service Period and thereafter, Executive shall not use or disclose any MDB Public Confidential Information, except on behalf of MDB Public in furtherance of Executive’s good faith performance of his duties during the MDB Public Service Period and with due regard to Executive’s fiduciary duties to MDB Public. During the MDB Other Service Period and thereafter, Executive shall not use or disclose any MDB Other Confidential Information, except on behalf of MDB Other in furtherance of the Executive’s good faith performance of his duties during the MDB Other Service Period and with due regard to Executive’s fiduciary duties to MDB Other. With respect to each of Motorola, MDB Public and MDB Other (each, solely for purposes of this Section 7, “ Such Company ”), “ Confidential Information ” means information concerning Such Company and its business that is not generally known outside of Such Company, and includes (i) trade secrets; (ii) intellectual property; (iii) Such Company’s methods of operation and processes of Such Company; (iv) information regarding Such Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Such Company’s cost information; (vi) Such Company’s personnel data; (vii) Such Company’s business plans, marketing plans, financial data and projections; and (viii) information received in confidence by Such Company from third parties. The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Executive; (B) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (C) the Executive is required to disclose by applicable law, regulation or legal process. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information Such Company or one of its affiliates is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented.

(b) Non-Recruitment of Affiliated Group Employees. During the periods specified below, the Executive shall not (i) hire, recruit, solicit, induce, or cause, or (ii) aid others to hire, recruit, solicit, induce, or cause or (iii) be involved in hiring, recruiting, soliciting, inducing, or causing, with respect to each of clauses (i), (ii) and (iii) of this sentence, any employee of Such Company to terminate his/her employment with Such Company and/or to seek employment with Executive’s new or prospective employer, or any other company. This Section 7(b) shall apply to employees of Motorola during the Motorola Service Period and the two years following Executive’s termination of employment with Motorola for any reason and Motorola shall have the right to enforce this Section 7(b) with respect to employees of Motorola during such periods. This Section 7(b) shall apply to employees of MDB Public during the MDB Public Service Period and the two years following Executive’s termination of employment with MDB Public for any reason and MDB Public shall have the right to enforce this Section 7(b) with respect to employees of MDB Public during such periods. This Section 7(b) shall apply to employees of MDB Other during the MDB Other Service Period and the two years following Executive’s termination of employment with MDB Other for any reason and MDB Other shall have the right to enforce this Section 7(b) with respect to employees of MDB Other during such periods. This Section 7(b) shall not apply to (x) the Executive’s personal administrative staff who perform secretarial-type functions or (y) the soliciting or hiring of any Company employee (1) during the MDB Public Service Period, to become employed by MDB Public or (2) during the MDB Other Service Period, to become employed by MDB Other, in the case of clauses (1) and (2), in accordance with any written agreement between Motorola on the one hand and MDB Public or MDB Other, as applicable, on the other hand. Additionally, neither a general employment advertisement by an entity of which the Executive is a part, nor Executive providing a reference on behalf of a former employee at such employee’s request and with respect to an employer unaffiliated with Executive, will constitute a violation of this Section 7(b). Furthermore, during the Employment Period, absent any other conduct by Executive in violation of this Section 7(b), this Section 7(b) shall not be violated by the Executive’s termination of employment (whether actual or suggested) of any employee of the Company so long as such termination of employment (whether actual or suggested) is in furtherance of Executive’s good faith performance of his duties with the Company.

(c) No Competition.

(i) During the Applicable Service Period, Executive shall not, on behalf of any business, person or entity, compete with Such Company or its subsidiaries by directly or indirectly engaging in any business or activity, whether as an employee, consultant, partner, principal, agent, representative or stockholder or in any other individual, corporate or representative capacity, or render any services or provide any advice or substantial assistance to any business, person or entity, if such business, person or entity, directly or indirectly, competes with Such Company or its subsidiaries. During the two-year period following the Date of Termination, Executive shall not, on behalf of any

Listed Company, directly or indirectly, engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative or stockholder or in any other individual, corporate or representative capacity, or render any services or provide any advice or substantial assistance to any Listed Company. This paragraph applies in countries in which Executive has physically been present performing work for Such Company at any time during the two years preceding termination of Executive’s employment. Motorola may enforce this Section 7(c)(i) during the Motorola Service Period and the two years following Executive’s termination of employment with Motorola for any reason; provided , however , that Motorola may no longer enforce this Section 7(c)(i) if Executive becomes an employee of MDB Public by virtue of the Separation Event or an employee of MDB Other by virtue of an Other Transaction Event. MDB Public may enforce this Section 7(c)(i) during the MDB Public Service Period and the two years following Executive’s termination of employment with MDB Public for any reason. MDB Other may enforce this Section 7(c)(i) during the MDB Other Service Period and the two years following Executive’s termination of employment with MDB Other for any reason.

(ii) For purposes of this Agreement, “Listed Company” shall mean any company identified by the Company as a Listed Company (including the Listed Company’s subsidiaries and any successor to such Listed Company or to all or substantially all of such Listed Company’s handheld mobile or smart phone devices business, which successor shall replace such Listed Company); provided , however , that (1) there shall be no more than seventeen (17) Listed Companies at any one time, (2) until December 31, 2010, the Company may unilaterally replace one Listed Company per calendar year based on its good faith belief that any new Listed Company engages in the handheld mobile or smart phone device business (but there will be no replacement pursuant to this clause (2) during calendar year 2008), (3) after December 31, 2010, the Company may unilaterally replace up to three Listed Companies per calendar year based on its good faith belief that any new Listed Company engages in the handheld mobile or smart phone device business, (4) the addition of any Listed Company by the Company shall not be effective until sixty (60) days after it is so listed and (5) the Company may not revise the list of Listed Companies on or after the Date of Termination (and no change made during the sixty (60) day period preceding termination of Executive’s employment shall be effective). The Chief Human Resources Officer shall maintain and make available to Executive the current list of Listed Companies. The initial list of Listed Companies is set forth as Schedule A to this Agreement.

(iii) Notwithstanding anything herein to the contrary, this Section 7(c) shall not prevent Executive from: acquiring securities representing not more than 3% of the outstanding voting securities of any entity the securities of which are traded on a national securities exchange or in the over the counter market or an interest of more than 3% of a private company owned through any pooled investment fund, mutual fund or hedge fund, in each case, so long as the Executive has no active participation in any such investment.

(d) Assistance. The Executive agrees that during and after his employment by Such Company, the Executive will reasonably assist Such Company in the defense of any claims, or potential claims that may be made or threatened to be made against Such Company in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “ Proceeding ”), and will reasonably assist Such Company in the prosecution of any claims that may be made by Such Company in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by Such Company. The Executive agrees, unless precluded by law, to promptly inform Such Company if the Executive is asked to participate

(or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform Such Company if the Executive is asked to reasonably assist in any investigation (whether governmental or otherwise) of Such Company (or its actions), regardless of whether a lawsuit has then been filed against Such Company with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such reasonable assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by Such Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 7(d) shall be at mutually agreed to and convenient times.

(e) Remedies. The Executive acknowledges and agrees that the terms of Section 7: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of Motorola, MDB Public and MDB Other, as applicable in, inter alia , near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 7 will cause Motorola, MDB Public or MDB Other, as applicable, irreparable harm, which cannot be adequately compensated by money damages, and (y) if Motorola, MDB Public, or MDB Other, as applicable, elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of Such Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, Such Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to Such Company for such breach, including the recovery of money damages. In addition, the Executive acknowledges and agrees that the Company equity award agreements (other than award agreements with respect to the Make-Whole Restricted Stock Units, Make-Whole Stock Option, the Inducement Restricted Stock Units and the Inducement Stock Options) may contain “clawback” and recoupment provisions in the form included in the documents attached hereto as Exhibit A and Exhibit C . The Parties further acknowledge and agree that the provisions of Section 10(a) below are accurate and necessary because (A) this Agreement is entered into in the State of Illinois, (B) as of the Effective Date, Illinois will have a substantial relationship to the Parties and to this transaction, (C) as of the Effective Date, Illinois will be the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly within the United States, (D) the use of Illinois law provides certainty to the Parties in any covenant litigation in the United States, and (E) enforcement of the provision of this Section 7 would not violate any fundamental public policy of Illinois or any other jurisdiction. If any of the provisions of Section 7 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 7 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish Such Company’s right to enforce any such covenant in any other jurisdiction.

(f) Agreement Following Termination of Employment. Executive agrees that upon termination of employment with the Company and during the two year period immediately following the Date of Termination, Executive will immediately inform the Company of (i) the identity of any new employer (or the nature of any start-up business or self-employment), (ii) Executive’s new title, and (iii) Executive’s job duties and responsibilities. Executive hereby authorizes the Company or a subsidiary to provide a copy of this Agreement to Executive’s new employer. Executive further agrees to provide information to the Company or a subsidiary as may from time to time be requested in order to determine his/her compliance with the terms hereof.

(g) Other Provisions. No grant, award or benefit to be provided to the Executive during the Initial Term shall require the Executive to agree to any restrictive covenants or forfeiture provisions broader than those provided herein and in Exhibit A, Exhibit B and Exhibit C.

8. Certain Additional Payments by the Company

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the “ Gross-Up Payment ”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 5(b)(i)(B), (ii) Section 5(b)(i)(C) and Section 5(b)(ii). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(a) and the Executive shall be treated hereunder as if the Parachute Value is in excess of 110% of the Safe Harbor Amount. The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon Executive’s termination of employment.

(b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP, or such other nationally recognized certified public accounting firm as may be designated by Executive (the “ Accounting Firm ”), provided that for purposes of determining the amount of the Gross-Up Payment, Executive’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects Executive to the Excise Tax occurs shall be used. The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “ Underpayment ”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. If Section 280G of the Code requires a calculation of the Excise Tax and/or the Gross-Up Payment at more than one point in time, each such calculation shall be made by the Accounting Firm on an aggregate basis and this Section 8, properly adjusted, shall reapply.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided , however , that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; andprovided,further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. Notwithstanding the foregoing, any payment or reimbursement made pursuant to Section 8 shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive or as otherwise provided under Treasury Regulation §1.409A-3(i)(1)(v).

(d) If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive’s behalf pursuant to Section 8(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 8(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid; provided , however , that no offset shall apply to any amounts subject to Section 409A.

(e) Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm’s determination; provided that the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 8(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section 8.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. For the avoidance of doubt, Motorola may unilaterally assign this Agreement to MDB Public or MDB Other. In the event that Motorola assigns this Agreement to MDB Public or MDB Other, Motorola shall become a third party beneficiary of this Agreement with respect to the enforcement of Executive’s obligations to Motorola under the Agreement pursuant to Section 7 of the Agreement.

(b) The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of the MDB business and/or assets to assume expressly in writing (and deliver a copy to the Executive) and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file for the Executive at the Company.

If to the Company :

Motorola, Inc.

1030 East Algonquin Road

Schaumburg, Illinois 60196

Attention: General Counsel

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Subject to the provisions of Section 4(c), the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the Parties with respect to the subject matter hereof.

(g) Nothing in this Agreement or any Motorola Policy shall prevent Executive from retaining and exercising the stock options with respect to shares of common stock of Qualcomm Incorporated that Executive holds on the date of this Agreement or from holding the shares of Qualcomm Incorporated common stock that Executive receives upon exercise of such stock options, subject in all events to the 3% limit set forth in Section 7(c)(iii) of this Agreement

11. Director’s and Officer’s Insurance. The Company shall provide the Executive with reasonable Director’s and Officer’s insurance coverage that is at least as favorable as the coverage provided to other directors and officers of the Company on the date of this Agreement or at any time thereafter. Such insurance coverage shall continue in effect both during the Employment Period and, while potential liability exists, thereafter (it being understood for the avoidance of doubt that Motorola shall maintain such coverage following the Motorola Service Period if and to the extent liability exists following the Motorola Service Period).

12. Indemnification. The Company shall indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the charter and by-laws of the Company (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company. This Section 12 shall survive any termination of employment and shall apply with respect to each of Motorola, MDB Public and MDB Other, if and to the extent that Executive is employed by any such entity at any time.

13. Representations. The Executive hereby represents and warrants to the Company that the Executive is not party to any contract, understanding, agreement or policy, whether or not written, with his current employer (or any other previous employer) or otherwise, that would be breached by the Executive’s entering into, or performing services under, this Agreement; provided that the Company hereby acknowledges that it is aware of Executive’s obligations under Executive’s Employee Agreement with Qualcomm Incorporated, dated June 13, 1994 and the obligations under the draft Letter Agreement expected to be entered into by Executive and Qualcomm Incorporated promptly following the execution of this Agreement, in the form provided to Motorola immediately prior to the execution of this Agreement, and that Executive may also have statutory or common law confidentiality obligations with regard to Qualcomm Incorporated. The Executive further represents that he has disclosed to the Company in writing all material threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against the Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors. In the event of a breach of this Section 13 that prevents Executive from satisfying the requirements of Section 3(a), any amounts or awards due to Executive under this Agreement immediately shall be terminated and forfeited by Executive and Executive immediately shall repay to the Company any amounts previously paid to Executive under this Agreement.

14. Section 409A.

(a) The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits (including Company equity awards) subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Executive is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to any of Motorola, MDB Public or MDB Other as an employee or consultant, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. If the Executive is deemed on the Date of Termination to be a Specified Employee, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the Delayed Payment Date.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) For purposes of Section 409A, the Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

SANJAY K. JHA /s/ Sanjay K. Jha

MOTOROLA, INC. /s/ Greg A. Lee
Name:	Greg A. Lee
Title:	Senior Vice President,
Human Resources

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”)

This Restricted Stock Unit Award (“Award”) is awarded on [            ], 2008 (“Dateof Grant”), by Motorola, Inc. (the “ Company ” or “ Motorola ”) to [            ] (the “ Grantee ”).

WHEREAS, Grantee is receiving the Award[under the Motorola Omnibus Incentive Plan of 2006, as amended (the “ 2006 Incentive Plan ” or the “ Plan ”) ] ;

WHEREAS, Grantee is the Chief Executive Officer of the mobile devices business of Motorola;

WHEREAS, Grantee and Motorola entered into an employment agreement (the “Employment Agreement”), dated as of the [    ] day of [        ] 2008;

WHEREAS, the Award is a grant of Motorola restricted stock units authorized by the Board of Directors and the Board’s Compensation and Leadership Committee (the “ Compensation Committee ”); and

WHEREAS, it is a condition to Grantee receiving the Award that Grantee electronically accept the terms, conditions and Restrictions applicable to the restricted stock units as set forth in this agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to Grantee on the following terms and conditions:

1.	Award of Restricted Stock Units. The Company hereby grants to Grantee a total of [ ] Motorola restricted stock units (the “ Units ”) subject to the terms and conditions set forth below. All Awards shall be paid in whole shares of Motorola Common Stock (“ Common Stock ”); no fractional shares shall be credited or delivered to Grantee. For purposes of this Award, “Units” will include any rights into which the Units may be converted (including cash accounts).

2.	Restrictions. The Units are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “ Restrictions ”) which shall lapse, if at all, as described in Section 3 below. For purposes of this Award, the term Units includes any additional Units granted to the Grantee with respect to Units, still subject to the Restrictions.

a.	Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if Grantee violates or attempts to violate these transfer Restrictions. Motorola shall have the right to assign this Agreement, which shall not affect the validity or enforceability of this Agreement, subject to the limitations on assignment contained in the Employment Agreement. This Agreement shall inure to the benefit of assigns and successors of Motorola’s mobile devices business and references to Motorola or the Company shall include any such assigns and successors. For the avoidance of doubt, Motorola may unilaterally assign this Agreement to MDB Public (as defined in the Employment Agreement) or MDB Other (as defined in the Employment Agreement).

b.	Any Units still subject to the Restrictions shall be automatically forfeited upon Grantee’s termination of employment pursuant to Section 5(c) of the Employment Agreement.

c.	Sections 7(a), (b) and (c) (together, the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated by reference into this Award and shall apply as if fully set forth herein mutatis mutandis and any capitalized terms used in such Sections 7(a), (b) and (c) shall have the meanings ascribed to such terms in the Employment Agreement. [ If Grantee breaches the Restrictive Covenants, in addition to all remedies in law and/or equity available to the Company or any Subsidiary, Grantee shall forfeit all Units under the Award whose Restrictions have not lapsed, and, for all restricted stock units under the Award whose Restrictions have lapsed, Grantee shall immediately pay to the Company the Fair Market Value (as defined in paragraph 7 below) of Motorola Common Stock (“ Common Stock ”) on the date(s) such Restrictions lapsed, without regard to any taxes that may have been deducted from such amount. ] [Note: Bracketed text not included in make-whole or inducement award documents.]

d.	[The Units are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as such policy is in effect on the Date of Grant (such policy, being the “ Recoupment Policy ”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of intentional misconduct by Grantee, the Company’s financial results were restated (a “ Policy Restatement ”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (a) cancellation of any of the Units that remain outstanding; and/or (b) reimbursement of any gains in respect of the Units, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon Grantee. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company. ] [Note: Bracketed text not included in make-whole award documents; Recoupment Policy shall not apply to make-whole awards.]

The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units.

3.	Lapse of Restrictions.

a.	The Restrictions applicable to the Units shall lapse, as long as the Units have not been forfeited as described in Section 2 above, as follows:

(i)	Vesting Percentage	Date

For purposes of this Agreement, the “Restriction Period” applicable to a Unit shall refer to the period of time beginning on the Date of Grant and ending on the date that the Restrictions applicable to such Unit shall lapse, as set forth in the table above.

(ii) In addition, the Restrictions applicable to the Units shall lapse in accordance with the terms of Section 5 of the Employment Agreement if and to the extent applicable provisions under Section 5 of the Employment Agreement are triggered.

b.	If, during the Restriction Period, the Grantee takes a Leave of Absence from Motorola or a Subsidiary, the Units will continue to be subject to this Agreement. If the Restriction Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Units even if the Grantee has not returned to active employment. “Leave of Absence” means an approved leave of absence from Motorola or a Subsidiary that is not a termination of employment, as determined by Motorola.

c.	To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award (other than 2(c)).

4.	Adjustments. If the number of outstanding shares of Common Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

5.	Dividends. No dividends (or dividend equivalents) shall be paid with respect to Units credited to the Grantee’s account.

6.	Delivery of Certificates or Equivalent. Upon the lapse of Restrictions applicable to the Units, the Company shall, at its election, either (i) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Units upon which such Restrictions have lapsed, or (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed; provided that if the Units convert into cash accounts they shall be settled in cash.

7.	Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the Units. Grantee may satisfy any minimum withholding obligation in whole or in part by electing to have the plan administrator retain shares of Common Stock deliverable in connection with the Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse equal to the amount to be withheld. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the date the Restrictions applicable to the Units lapse (the “Restrictions Lapse Date”) as reported for the New York Stock Exchange- Composite Transactions in the Wall Street Journal at www.online.wsj.com or, for purposes of imposing sanctions under paragraph 2(d), on any date specified therein. In the event the New York Stock Exchange is not open for trading on the Restrictions Lapse Date, or if the Common Stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of the Common Stock on the last trading day prior to the Restrictions Lapse Date.

8.	Voting and Other Rights.

a.	Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive cash dividends and other distributions until delivery of certificates representing shares of Common Stock in satisfaction of the Units.

b.	The grant of Units does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.

9.	Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. Motorola, its Subsidiaries and Grantee’s employer hold certain personal information about Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing consent may affect Grantee’s ability to participate in the Plan.

10.	Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that the grant of Units under this Award Agreement is completely at the discretion of Motorola, and that Motorola’s decision to make this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment. Nor shall this or any such grant interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary,

11.	Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of the Restrictive Covenants will be irreparable and further agrees the Company may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between the Grantee and the Company for the protection of the Company’s Confidential Information (as defined in the Employment Agreement), or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 14 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

12.	Acknowledgements. With respect to the Units, this Agreement (and any provisions of the Employment Agreement incorporated into this Agreement) is the entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 14 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Agreement, Grantee affirmatively states that he has not, will not and cannot rely on any representations not expressly made herein.

13.	Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

14.	Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles.

Any disputes regarding this Award or Agreement shall be brought only in the state or federal courts of Illinois.

15.	Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

17.	Actions by the Compensation Committee. The Committee may delegate its authority to administer this Agreement. The actions and determinations of the Compensation Committee or delegate shall be binding upon the parties.

18.	Acceptance of Terms and Conditions. By electronically accepting this Award within 30 days after the date of the electronic mail notification by the Company to Grantee of the grant of this Award (“ Email Notification Date ”), Grantee agrees to be bound by the foregoing terms and conditions, the 2006 Incentive Plan and any and all rules and regulations established by Motorola in connection with awards issued under the 2006 Incentive Plan. If Grantee does not electronically accept this Award within 30 days of the Email Notification Date Grantee will not be entitled to the Units.

19.	Plan Documents. The 2006 Incentive Plan and the Prospectus for the 2006 Incentive Plan are available at http://myhr.mot.com/pay.finances/awards_incentives/stock_options/plan_docum ents.jsp or from Global Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196, (847) 576-7885.

20.	Subsidiary Definition. For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola and which is consolidated for financial reporting purposes.

21.	Miscellaneous. The Units shall be subject to Section 3(b)(iv)(H), Section 3(b)(iv)(I) and Section 5 of the Employment Agreement.

EXHIBIT B

MOTOROLA, INC.

AWARD DOCUMENT

For the

Motorola Omnibus Incentive Plan of 2006

Terms and Conditions Related to Employee Nonqualified Stock Options

Recipient:	Date of Expiration:

Commerce ID#:	Number of Options:

Date of Grant:	Exercise Price:

Motorola, Inc. (“Motorola” or the “Company”) is pleased to grant you options to purchase shares of Motorola’s common stock [ under the Motorola Omnibus Incentive Plan of 2006 (the “Plan”) ] . The number of options (“Options”) awarded to you and the Exercise Price per Option, which is the Fair Market Value on the Date of Grant, are stated above. Each Option entitles you to purchase one share of Motorola’s common stock on the terms described below and in the Plan. Reference is made to the employment agreement (“Employment Agreement’) by and between [            ] and Motorola, dated as of the [        ] day of [        ] 2008.

Vesting and Exercisability	Expiration
You cannot exercise the Options until they	All Options expire on the earlier of (1) the
have vested.	Date of Expiration as stated above or (2)
such earlier date provided for under the
Regular Vesting – The Options will vest in	terms of the Employment Agreement.
accordance with the following schedule	Once an Option expires, you no longer
(subject to the other terms hereof):	have the right to exercise it.

Percent Date	Employment Agreement
The vesting, exercisability and forfeiture
of your Options will be subject to the
terms of Section 5 of the Employment
Agreement. In addition, your Options will
be subject to Section 3(b)(iv)(H) and
Section 3(b)(iv)(I) of the Employment
Special Vesting– The Employment	Agreement.
Agreement contains additional terms regarding the vesting of your Options.	Leave of Absence/Temporary Layoff
If you take a Leave of Absence from
Exercisability– In general, you may	Motorola or a Subsidiary that your
exercise Options at any time after they	employer has approved in writing in
vest and before they expire as described	accordance with your employer’s Leave of
below. The Employment Agreement	Absence Policy and which does not
contains additional terms regarding the	constitute a termination of employment as
exercisability of your Options under	determined by Motorola or a Subsidiary or
certain circumstances.	you are placed on Temporary Layoff (as
defined below) by Motorola or a
Subsidiary the following will apply:

Vesting of Options– Options will continue	Definition of Terms
to vest in accordance with the vesting	If a term is used but not defined, it has
schedule set forth above.	the meaning given such term in the Plan.

Exercising Options– You may exercise	“Fair Market Value” is the closing price for
Options that are vested or that vest	a share of Motorola common stock on the
during the Leave of Absence or Temporary	date of grant or date of exercise,
Layoff.	whichever is applicable. The official source
for the closing price is the New York Stock
Effect of Termination of Employment or	Exchange Composite Transaction as
Service– If your employment or service is	reported in the Wall Street Journal at
terminated during the Leave of Absence or	www.online.wsj.com.
Temporary Layoff, the treatment of your
Options will be determined in accordance	“Subsidiary” means an entity of which
with Section 5 of the Employment	Motorola owns directly or indirectly at
Agreement.	least 50% and that Motorola consolidates
for financial reporting purposes.
Other Terms
Method of Exercising – You must follow	“Temporary Layoff” means a layoff or
the procedures for exercising options	redundancy that is communicated as
established by Motorola from time to time.	being for a period of up to twelve months
At the time of exercise, you must pay the	and as including a right to recall under
Exercise Price for all of the Options being	defined circumstances.
exercised and any taxes that are required to be withheld by Motorola or a Subsidiary	Consent to Transfer Personal Data
in connection with the exercise. Options	By accepting this award, you voluntarily
may not be exercised for less than 50	acknowledge and consent to the
shares unless the number of shares	collection, use, processing and transfer of
represented by the Option is less than 50	personal data as described in this
shares, in which case the Option must be	paragraph. You are not obliged to
exercised for the remaining amount.	consent to such collection, use, processing
and transfer of personal data. However,
Transferability – Unless the Committee	failure to provide the consent may affect
provides, Options are not transferable	your ability to participate in the Plan.
other than by will or the laws of descent	Motorola, its Subsidiaries and your
and distribution.	employer hold certain personal
information about you, that may include
Tax Withholding – Motorola or a	your name, home address and telephone
Subsidiary is entitled to withhold an	number, date of birth, social security
amount equal to the required minimum	number or other employee identification
statutory withholding taxes for the	number, salary, salary grade, hire date,
respective tax jurisdictions attributable to	nationality, job title, any shares of stock
any share of common stock deliverable in	held in Motorola, or details of all options
connection with the exercise of the	or any other entitlement to shares of
Options. You may satisfy any minimum	stock awarded, canceled, purchased,
withholding obligation and additional	vested, or unvested, for the purpose of
withholding, if desired, by electing to have	managing and administering the Plan
the plan administrator retain Option	(“Data”). Motorola and/or its Subsidiaries
shares having a Fair Market Value on the	will transfer Data amongst themselves as
date of exercise equal to the amount to be	necessary for the purpose of
withheld.	implementation, administration and
management of your participation in the
Plan, and Motorola and/or any of its

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Subsidiaries may each further transfer	The value of your stock option awarded
Data to any third parties assisting	herein is an extraordinary item of
Motorola in the implementation,	compensation. Except as provided in the
administration and management of the	Employment Agreement, the stock option
Plan. These recipients may be located	is not part of normal or expected
throughout the world, including the United	compensation for purposes of calculating
States. You authorize them to receive,	any severance, resignation, redundancy,
possess, use, retain and transfer the Data,	end of service payments, bonuses, long-
in electronic or other form, for the	service awards, pension, or retirement
purposes of implementing, administering	benefits or similar payments,
and managing your participation in the	notwithstanding any provision of any
Plan, including any requisite transfer of	compensation, insurance agreement or
such Data as may be required for the	benefit plan to the contrary,
administration of the Plan and/or the subsequent holding of shares of stock on	Substitute Stock Appreciation Right
your behalf to a broker or other third	Subject to compliance with Section 409A
party with whom you may elect to deposit	of the Internal Revenue Code of 1986, as
any shares of stock acquired pursuant to	amended, Motorola reserves the right to
the Plan. You may, at any time, review	substitute a Stock Appreciation Right for
Data, require any necessary amendments	your Option in the event certain changes
to it or withdraw the consents herein in	are made in the accounting treatment of
writing by contacting Motorola; however,	stock options. Any substitute Stock
withdrawing your consent may affect your	Appreciation Right shall be applicable to
ability to participate in the Plan.	the same number of shares as your
Option and shall have the same Date of
Acknowledgement of Discretionary	Expiration, Exercise Price, and other terms
Nature of the Plan; No Vested Rights	and conditions. Any substitute Stock
You acknowledge and agree that the Plan	Appreciation Right may be settled only in
is discretionary in nature and limited in	common stock.
duration, and may be amended, cancelled, or terminated by Motorola or a Subsidiary,	Acceptance of Terms and Conditions
in its sole discretion, at any time. The	By accepting the Options, you agree to be
grant of awards under the Plan is a one-	bound by these terms and conditions, the
time benefit and does not create any	Plan and the Stock Option Consideration
contractual or other right to receive an	Agreement .
award in the future or to future employment. Nor shall this or any such	Other Information about Your Options
grant interfere with your right or the	and the Plan
Company’s right to terminate such	You can find other information about
employment relationship at any time, with	options and the Plan on the Motorola
or without cause, to the extent permitted	website
by applicable laws and any enforceable	http://myhr.mot.com/pay_finances/award
agreement between you and the	s_incentives/stock_options/plan_documen
Company. Future grants, if any, will be at	ts.jsp. If you do not have access to the
the sole discretion of Motorola, including,	website, please contact Motorola Global
but not limited to, the timing of any grant,	Rewards, 1303 E. Algonquin Road,
the amount of the award, vesting	Schaumburg, IL 60196 USA;
provisions, and the exercise price.	GBLRW01@Motorola.com; 847-576-7885;
for an order form to request Plan
No Relation to Other	documents.
Benefits/Termination Indemnities
Your acceptance of this award and participation under the Plan is voluntary.

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EXHIBIT C

STOCK OPTION CONSIDERATION AGREEMENT

GRANT DATE: [                    ]

The following Agreement is established to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola, Inc. (“Motorola” or the “Company”) and each of its subsidiaries (the “Company”) both as defined in the Motorola Omnibus Incentive Plan of 2006 (the “2006 Plan”). Reference is made to the employment agreement (“Employment Agreement”) by and between [            ] and Motorola, dated as of the [    ] day of [    ].

As consideration for the stock option(s) granted to me on the date shown above under the terms of the 2006 Plan (the “Covered Options”), and Motorola having provided me with Confidential Information (as defined in the Employment Agreement) as Chief Executive Officer of the mobile devices business of Motorola, I agree to the following:

1. Sections 7(a), (b) and (c) (together, the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated by reference into this Agreement and shall apply as if fully set forth herein mutatis mutandis and any capitalized terms used in such Sections 7(a), (b) and (c) shall have the meanings ascribed to such terms in the Employment Agreement. I acknowledge that my agreement to the Restrictive Covenants is a condition of the grant of the Covered Options.

[2. I acknowledge that the Covered Options are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as such policy is in effect on the grant date set forth above (such policy, as it may be amended from time to time, being the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of intentional misconduct by me, the Company’s financial results were restated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (a) cancellation of any of the Covered Options that remain outstanding; and/or (b) reimbursement of any gains realized in respect of the Covered Options, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon me. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company. ] [Note: Bracketed text not included in make-whole award document; Recoupment Policy shall not apply to make-whole awards.]

[3. I agree that by accepting the Covered Options, if I violate the Restrictive Covenants, then, in addition to any other remedies available in law and/or equity in any country, all of my vested and unvested Covered Options will terminate and no longer be exercisable, and for all Covered Options exercised within one year prior to the termination of my employment for any reason or anytime after termination of my employment for any reason, I will immediately pay to the Company the difference between the exercise price on the date of grant as reflected in the Award Document for the Covered Options and the market price of the Covered Options on the date of exercise (the “spread”).][Note: Bracketed text not included in make-whole/inducement award document.]

4. The Restrictive Covenants can be waived or modified only upon the prior written consent of Motorola, Inc. (or, following a Separation Event (as defined in the Employment Agreement) or Other Transaction Event (as defined in the Employment Agreement), MDB Public (as defined in the Employment Agreement) or MDB Other (as defined in the Employment Agreement), as applicable).

5. I acknowledge that the promises in this Agreement, not any employment of or services performed by me in the course and scope of that employment, are the sole consideration for the Covered Options. I agree the Company shall have the right to assign this Agreement which shall not affect the validity or enforceability of this Agreement, subject to the limitations on assignment contained in the Employment Agreement. This Agreement shall inure to the benefit of the assigns and successors of the Company’s mobile devices business and that references to Motorola or the Company shall include any such assigns and successors. For the avoidance of doubt, Motorola may unilaterally assign this Agreement to MDB Public (as defined in the Employment Agreement) or MDB Other (as defined in the Employment Agreement).

6. I acknowledge that the harm caused to the Company by the breach or anticipated breach of the Restrictive Covenants will be irreparable and I agree the Company may obtain injunctive relief against me in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between me and the Company for the protection of the Company’s Confidential Information (as defined in the Employment Agreement), or law, including the recovery of liquidated damages. I agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 10 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over me. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

7. With respect to the Covered Options, this Agreement (and any provisions of the Employment Agreement incorporated into this Agreement) is my entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 9 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. I also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I affirmatively state that I have not, will not and cannot rely on any representations not expressly made herein.

8. I accept the terms of this Agreement and the above option(s) to purchase shares of the Common Stock of the Company, subject to the terms of this Agreement, the 2006 Plan, and any Award Document issued pursuant thereto. I am familiar with the 2006 Plan and agree to be bound by it to the extent applicable, as well as by the actions of the Company’s Board of Directors or any committee thereof.

9. I agree that this Agreement (and any provisions of the Employment Agreement incorporated into this Agreement) and the 2006 Plan, and any Award Document issued pursuant thereto, together constitute an agreement between the Company and me. I

C-2

further agree that this Agreement is governed by the laws of Illinois, without giving effect to any state’s principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought only in a federal or state court located in Illinois, USA. I accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Agreement and the Covered Options.

Date	Signature	Printed Name
Commerce ID

IN ORDER FOR THE ABOVE-REFERENCED OPTION(S) TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA c/o EXECUTIVE REWARDS NO LATER THAN                     .

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Exhibit D

The number of shares of MDB Public Common Stock subject to the MDB Public Stock Option (“Option Number”) shall equal the product of (1) 0.9 and (2) the difference between (a) the Total Grant Number minus (b) the Inducement Grant Number.

“Total Grant Number” means the product of (1) 3.0% and (2) the Shares Outstanding.

“Shares Outstanding” means the number of shares of MDB Public Common Stock actually outstanding immediately following the Separation Event.

“Inducement Grant Number” means the sum of (1) the number of shares of MDB Public Common Stock that would be issuable under the Inducement Stock Option (based on the original number of shares of Motorola Common Stock subject to the Inducement Stock Option on the date of grant of the Inducement Stock Option) immediately following the Separation Event and after giving effect to the adjustment contemplated by Section 3(b)(iii)(G) of the Agreement and (2) the number of shares of MDB Public Common Stock underlying the Inducement Restricted Stock Units (based on the original number of shares of Motorola Common Stock underlying the Inducement Restricted Stock Units on the date of grant of the Inducement Restricted Stock Units) immediately following the Separation Event and after giving effect to the adjustment contemplated by Section 3(b)(iii)(G) of the Agreement.

Exhibit E

The number of shares of MDB Public Common Stock underlying the MDB Public Restricted Shares (“Restricted Shares Number ” ) shall equal the product of (1) 0.1 and (2) the difference between (a) the Total Grant Number minus (b) the Inducement Grant Number.

“Total Grant Number” means the product of (1) 3.0% and (2) the Shares Outstanding.

“Shares Outstanding” means the number of shares of MDB Public Common Stock actually outstanding immediately following the Separation Event.

“Inducement Grant Number” means the sum of (1) the number of shares of MDB Public Common Stock that would be issuable under the Inducement Stock Option (based on the original number of shares of Motorola Common Stock subject to the Inducement Stock Option on the date of grant of the Inducement Stock Option) immediately following the Separation Event and after giving effect to the adjustment contemplated by Section 3(b)(iii)(G) of the Agreement and (2) the number of shares of MDB Public Common Stock underlying the Inducement Restricted Stock Units (based on the original number of shares of Motorola Common Stock underlying the Inducement Restricted Stock Units on the date of grant of the Inducement Restricted Stock Units) immediately following the Separation Event and after giving effect to the adjustment contemplated by Section 3(b)(iii)(G) of the Agreement.

EXHIBIT F

Form of Release

(a) In consideration for the payment of the severance described in the Executive employment agreement with the Company (the “ Employment Agreement ” ), dated as of [                    ] , the Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively “ Releasers ” ) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, in their individual capacities as such, including without limitation all persons acting by, through under or in concert with any of them (collectively, “ Releasees ”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees (collectively “ Executive/Releaser Actions ”) from the beginning of the world until the date hereof.

(b) The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company pursuant to the notice provision of Section 10 of the Employment Agreement prior to the expiration of the seven-day period following the date hereof or any longer period required under applicable state law, and the severance benefits under the Employment Agreement shall not become effective, and no payments or benefits shall be made or provided thereunder, until the day after the expiration of such seven-day period (the “ Revocation Date ”). Upon such revocation, this Release and the severance provisions of the Employment Agreement shall be null and void and of no further force or effect.

(c) Notwithstanding anything herein to the contrary, the sole matters to which the Release do not apply are: (i) the Executive’s rights of indemnification (including the rights set forth in Section 12 of the Employment Agreement) and directors and officers liability insurance coverage (including the rights set forth in Section 11 of the Employment Agreement) to which he was entitled immediately prior to                      with regard to his service as an officer or director of the Company or other fiduciary capabilities; (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits or rights under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Company or under COBRA; (iii) the Executive’s rights under Section 5 of the Employment Agreement, Section 6 of the Employment Agreement solely to the extent it relates to reimbursement of legal costs and expenses and Section 8 of the Employment Agreement which are intended to survive termination of employment; (iv) any claims or rights that cannot be waived by law, including the right to file an administrative charge for discrimination; or (v) the Executive’s rights as a stockholder of the Company.

(d) This Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

(e) In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

(f) This Release shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws.

(g) This Release inures to the benefit of the Company and its successors and assigns.

EXECUTIVE

F-2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement (the “Employment Agreement ”), by and between Motorola, Inc. (“ Motorola ” or the “ Company ”) and Sanjay K. Jha (the “ Executive ”) dated August 4, 2008, is made and entered into as of the 15th day of December, 2008, by and between the Company and Executive. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

1. Subject in all cases to the prior execution and non-revocation of a release substantially in the form attached to the Employment Agreement as Exhibit F , notwithstanding anything to the contrary contained in the Employment Agreement (or in any related equity grant agreement), amounts that are non-qualified deferred compensation under Section 409A that would otherwise be payable, restricted stock units that would otherwise have been settled, RSU Cash-Out Payments that would otherwise have been made and benefits that would otherwise be provided, in each case pursuant to Section 5(a)(i) and (iii), Section 5(b)(i) and (iii) or Section 5(g) shall be paid, with Interest, or settled, or made, or provided, on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A.

2. Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement remain in full force and effect and are unmodified hereby.

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement, by and between Motorola, Inc. (“ Motorola ” or the “ Company ”) and Sanjay K. Jha (the “ Executive ”) dated August 4, 2008, as amended on December 15, 2008 (the “ Employment Agreement ”), is effective as of February 11, 2010. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

1. The second “WHEREAS” recital of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

WHEREAS, Motorola has announced a plan to create two independent publicly traded companies, one of which would own (directly or indirectly) MDB (the “ Separation Event ”);

2. Section 3(a)(i) of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

(i) During the Employment Period and prior to the occurrence of the Separation Event or any Other Transaction Event (the “ Motorola Service Period ”): (A) the Executive shall serve as (1) the Chief Executive Officer of MDB, (2) the Chief Executive

Officer of the Company’s Home businesses (“Home”) and (3) the Co-Chief Executive Officer of Motorola in the Office of the Chief Executive Officer (the “ OC ”), with such duties, responsibilities and authority as are commensurate with such positions, reporting directly to the Motorola Board, (B) (1) Motorola’s General Counsel, (2) Motorola’s Chief Financial Officer, (3) the head of Motorola’s Supply Chain, (4) the head of Motorola’s Public Affairs/Communications Department and (5) the head of Motorola’s Human Resources Department (clauses (1) through (5), the “ Dual Reporting Group ”) shall report directly to the OC; provided , however , that (x) employees of MDB and Home shall have direct line reporting relationships to the Executive or his designees (including any applicable member of the Dual Reporting Group) and (y) employees of Motorola’s business segments other than MDB and Home shall have direct line reporting relationships to Motorola’s other Co-Chief Executive Officer or his designees (including any applicable member of the Dual Reporting Group) (items (x) and (y), together, the “ Reporting Rules ”), (C) Motorola shall cause the Executive to be elected to the Motorola Board as of the Commencement Date, and thereafter, subject to Section 4(g), the Executive shall be nominated by Motorola to remain on the Motorola Board, (D) Executive shall devote substantially all of his business time, energies and talents to serving as Motorola’s Co-Chief Executive Officer and the Chief Executive Officer of MDB and Home, perform his duties subject to the lawful directions of the Motorola Board, and in accordance with Motorola’s corporate governance and ethics guidelines, conflict of interests policies, code of conduct and other written policies (collectively, the

“Motorola Policies”), (E) the Motorola Board (or such committee of the Motorola Board as the Motorola Board shall duly designate) shall resolve any disagreement between Executive and Motorola’s other Co-Chief Executive Officer, (F) in the event that Executive becomes the sole Chief Executive Officer of Motorola, (1) he shall continue to report directly to the Motorola Board, with such duties, responsibilities and authority as are commensurate with such position, (2) the Reporting Rules shall cease to apply, and (3) he shall devote substantially all of his business time, energies and talents to serving as Motorola’s Chief Executive Officer and shall perform his duties in accordance with the Motorola Policies and (G) in the event that the Separation Event or an Other Transaction Event does not occur on or prior to August 31, 2011, unless the Parties agree otherwise in writing, (1) Executive’s employment with the Company shall terminate, (2) such termination shall be treated as a termination without Cause and (3) the other Co-Chief Executive Officer shall become the sole Chief Executive Officer.

3. Section 3(b)(iii)(H) of the Employment Agreement is hereby amended by replacing the two references to “October 31, 2010” with the words “June 30, 2011.”

4. The second to last sentence of Section 3(b)(vii) of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

Relocation expenses shall include without limitation temporary housing through the earlier of (A) the date on which the Separation Event occurs and (B) June 30, 2011, and coverage for any loss on the sale of his current home in San Diego, California.

5. Section 3(b)(viii) of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

(viii) Additional Payment. Subject to Executive’s continued employment with the Company through June 30, 2011, if (A) the Separation Event has not occurred on or prior to June 30, 2011 or (B) the Company consummates an Other Transaction Event on or prior to June 30, 2011, the Company shall pay to Executive $38 million (the “ Additional Payment ”) on July 15, 2011, to the extent not theretofore paid.

6. Section 4(c)(vii) of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

(vii) the Separation Event or an Other Transaction Event has not occurred on or prior to June 30, 2011;

7. Section 5(a)(i)(D) of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

(D) if (1) the Separation Event has not yet occurred, (2) Executive’s Date of Termination is on or prior to June 30, 2011 and (3) (x) the Company has terminated Executive without Cause or (y) Executive has terminated employment for Safe Harbor Good Reason, the Additional Payment, to the extent not theretofore paid; and

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8. Section 5(b)(i)(D) of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

(D) if (1) the Separation Event has not yet occurred, (2) Executive’s Date of Termination is on or prior to June 30, 2011 and (3) (x) the Company has terminated Executive without Cause or (y) Executive has terminated employment for Safe Harbor Good Reason, the Additional Payment, to the extent not theretofore paid; and

9. Notwithstanding anything to the contrary contained in the Agreement, in no event shall Executive ceasing to have any title, position, authority, duties or responsibilities with respect to Home as a result of the occurrence of (a) the sale of Home, (b) an Other Transaction Event or (c) a Separation Event in which Home is not part of MDB Public constitute Good Reason or Safe Harbor Good Reason. For the avoidance of doubt, a diminution in Executive’s title with respect to Home or a material diminution in Executive’s position, authority, duties or responsibilities with respect to Home, other than as a result of the occurrence of (1) a sale of Home, (2) an Other Transaction Event or (3) a Separation Event in which Home is not part of MDB Public, shall constitute Good Reason and Safe Harbor Good Reason.

10. Subject to Executive’s employment with the Company on the date that the Company makes its annual incentive awards (currently anticipated to be during May, 2010), and, subject to approval by the Company Committee, Executive will receive a long range incentive plan award, commensurate with Executive’s position with the Company.

11. Exhibit Dto the Employment Agreement shall be amended and restated in its entirety as set forth on Exhibit D to this Amendment.

12. Exhibit Eto the Employment Agreement shall be amended and restated in its entirety as set forth on Exhibit E to this Amendment.

13. Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement remain in full force and effect and are unmodified hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the day and year first above written.

SANJAY K. JHA

/s/ SANJAY K. JHA

MOTOROLA, INC.

/s/ SAMUEL SCOTT
Name:	Samuel Scott
Title:	Chairman, Compensation and Leadership Committee

[SIGNATURE PAGE TO FEBRUARY 11, 2010

AMENDMENT TO JHA EMPLOYMENT AGREEMENT]

Exhibit D

The number of shares of MDB Public Common Stock subject to the MDB Public Stock Option (“Option Number”) shall equal the product of (1) 0.9 and (2) the difference between (a) the Total Grant Number minus (b) the Inducement Grant Number.

“Total Grant Number” means the product of (1) the Applicable Percentage and (2) the Shares Outstanding.

“Applicable Percentage” means:

(1) if the Market Capitalization is equal to or less than $6.0 billion, 3.0000%; and

(2) if the Market Capitalization is greater than $6.0 billion, the product of (a) 3.0000% and (b) the Applicable Ratio, with the Applicable Percentage expressed as a percentage carried out to four decimal places; provided , however , that in no event will the Applicable Percentage be below 1.8000%.

“Applicable Ratio” means the quotient obtained by dividing (1) $6.0 billion by (2) the Market Capitalization, with such ratio carried out to four decimal places.

“Shares Outstanding” means the number of shares of MDB Public Common Stock actually outstanding immediately following the Separation Event.

“Market Capitalization” means the product of (1) the Shares Outstanding and (2) the MDB Average Closing Price.

“MDB Average Closing Price” means the average closing price of MDB Public Common Stock for the first fifteen trading days following the Separation Event (including the closing price of MDB Public Common Stock on the date of the Separation Event if the stock trades on that date).

“Inducement Grant Number” means the sum of (1) the number of shares of MDB Public Common Stock that would be issuable under the Inducement Stock Option (based on the original number of shares of Motorola Common Stock subject to the Inducement Stock Option on the date of grant of the Inducement Stock Option) immediately following the Separation Event and after giving effect to the adjustment contemplated by Section 3(b)(iii)(G) of the Agreement and (2) the number of shares of MDB Public Common Stock underlying the Inducement Restricted Stock Units (based on the original number of shares of Motorola Common Stock underlying the Inducement Restricted Stock Units on the date of grant of the Inducement Restricted Stock Units) immediately following the Separation Event and after giving effect to the adjustment contemplated by Section 3(b)(iii)(G) of the Agreement.

In the event that, after the date of the Separation Event and prior to the expiration of the first fifteen trading days following the Separation Event, MDB Public changes the number of shares of MDB Public Common Stock issued and outstanding as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification or reorganization, the provisions of this Exhibit D shall be equitably adjusted to the extent necessary to reflect such transaction and to preserve the intent of the parties to this Agreement.

Exhibit E

The number of shares of MDB Public Common Stock underlying the MDB Public Restricted Shares (“Restricted Shares Number ”) shall equal the product of (1) 0.1 and (2) the difference between (a) the Total Grant Number minus (b) the Inducement Grant Number.

“Total Grant Number” means the product of (1) the Applicable Percentage and (2) the Shares Outstanding.

“Applicable Percentage” means:

(1) if the Market Capitalization is equal to or less than $6.0 billion, 3.0000%; and

(2) if the Market Capitalization is greater than $6.0 billion, the product of (a) 3.0000% and (b) the Applicable Ratio, with the Applicable Percentage expressed as a percentage carried out to four decimal places; provided , however , that in no event will the Applicable Percentage be below 1.8000%.

“Applicable Ratio” means the quotient obtained by dividing (1) $6.0 billion by (2) the Market Capitalization, with such ratio carried out to four decimal places.

“Shares Outstanding” means the number of shares of MDB Public Common Stock actually outstanding immediately following the Separation Event.

“Market Capitalization” means the product of (1) the Shares Outstanding and (2) the MDB Average Closing Price.

“MDB Average Closing Price” means the average closing price of MDB Public Common Stock for the first fifteen trading days following the Separation Event (including the closing price of MDB Public Common Stock on the date of the Separation Event if the stock trades on that date).

“Inducement Grant Number” means the sum of (1) the number of shares of MDB Public Common Stock that would be issuable under the Inducement Stock Option (based on the original number of shares of Motorola Common Stock subject to the Inducement Stock Option on the date of grant of the Inducement Stock Option) immediately following the Separation Event and after giving effect to the adjustment contemplated by Section 3(b)(iii)(G) of the Agreement and (2) the number of shares of MDB Public Common Stock underlying the Inducement Restricted Stock Units (based on the original number of shares of Motorola Common Stock underlying the Inducement Restricted Stock Units on the date of grant of the Inducement Restricted Stock Units) immediately following the Separation Event and after giving effect to the adjustment contemplated by Section 3(b)(iii)(G) of the Agreement.

In the event that, after the date of the Separation Event and prior to the expiration of the first fifteen trading days following the Separation Event, MDB Public changes the number of shares of MDB Public Common Stock issued and outstanding as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification or reorganization, the provisions of this Exhibit E shall be equitably adjusted to the extent necessary to reflect such transaction and to preserve the intent of the parties to this Agreement.